NewsRelease

Teledyne Technologies Enters Agreement
to Acquire Rockwell Scientific Company LLC
LOS ANGELES, Calif., MILWAUKEE, Wisc. and CEDAR RAPIDS, Iowa – July 27, 2006 — Teledyne Technologies Incorporated (NYSE: TDY), Rockwell Automation, Inc. (NYSE: ROK) and Rockwell Collins, Inc. (NYSE: COL) jointly announced today that Teledyne, through a subsidiary, has entered into an agreement to acquire Rockwell Scientific Company, LLC for $167.5 million in cash, with the sellers retaining certain liabilities. Rockwell Scientific, headquartered in Thousand Oaks, Calif., is a leading provider of research and development services, as well as a leader in developing and manufacturing infrared and visible light imaging sensors for surveillance applications. The acquisition of Rockwell Scientific, which is 50 percent owned by each of Rockwell Automation and Rockwell Collins, is subject to customary closing conditions.
As part of the acquisition, Rockwell Automation and Rockwell Collins have entered into service agreements to continue funding research performed by Rockwell Scientific. In addition, Teledyne has agreed to license certain intellectual property of Rockwell Scientific to Rockwell Automation and Rockwell Collins. For its fiscal year ended September 30, 2005, Rockwell Scientific had revenue of $114 million. Related presentation materials describing the proposed acquisition and Rockwell Scientific in more detail will be posted to Teledyne’s website at www.teledyne.com.
Through its Imaging division based in Camarillo, Calif., Rockwell Scientific designs and manufactures highly specialized optical sensors and subsystems for the infrared and visible spectrums, as well as advanced military laser protection eyewear. The Imaging division is a leading provider of highly sensitive space-based focal plane array sensors for both military and space science markets. In addition, the Imaging division is one of only two companies selected by the U.S. Army to develop manufacturing processes to support production of third generation dual band infrared imagers that will allow warfighters to identify threats on the battlefield before the enemy can detect their presence. Rockwell Scientific’s research and development division, based in Thousand Oaks, Calif., provides research and engineering services primarily in three major market areas: electronics, materials technology and information sciences. R&D services customers include government entities, such as the Defense Advanced Research Projects Agency (DARPA) and the U.S. Air Force, as well as leading aerospace and defense companies. Prime contracts with the U.S. Government represented greater than fifty percent of the sales in fiscal 2005 for Rockwell Scientific’s R&D services division.
“Rockwell Scientific possesses advanced technology related to multiple Teledyne operations and will become a core business of Teledyne,” said Robert Mehrabian, Chairman, President and Chief Executive Officer of Teledyne. “For example, Rockwell Scientific’s extensive R&D capabilities for microwave and millimeter-wave semiconductors, RF MEMS, and very high-speed mixed signal circuits, are complementary to several Teledyne business units that manufacture microwave components and subsystems for military radar, electronic warfare and communication systems. Rockwell Scientific and Teledyne, via its Teledyne Brown Engineering subsidiary, also have complementary capabilities for software development, modeling and simulation, and government systems engineering.
“Furthermore, by combining Teledyne’s defense electronics manufacturing capabilities with Rockwell Scientific’s advanced imaging technology, we believe that Teledyne may be able to accelerate development and production of next generation tactical infrared sensors and subsystems. Finally, through its longstanding relationships with several government entities, including DARPA, the Air Force Research Laboratory and the U.S. Army Night Vision and Electronic Sensors Directorate, Rockwell Scientific offers a window into future defense electronics technology and system requirements, which may benefit Teledyne’s existing research and development efforts.”
The divesting companies explained that Rockwell Scientific contributes technology across a wide spectrum of customers, and its alignment with Teledyne Technologies, a company with more common technological and market interests, will allow Rockwell Scientific to realize enhanced value and growth.
JPMorgan Securities Inc. acted as financial advisor to Rockwell Automation and Rockwell Collins.
Teledyne Technologies is a leading provider of sophisticated electronic components, instruments and communication products, systems engineering solutions, aerospace engines and components and on-site gas and power generation systems. Teledyne Technologies has operations in the United States, the United Kingdom, Mexico and Canada.
Rockwell Automation, Inc. is a leading global provider of industrial automation power, control and information solutions that help customers meet their manufacturing productivity objectives. The company brings together leading brands in industrial automation for Complete Automation solutions, including Allen-Bradley® controls and services, Dodge® mechanical power transmission products, Reliance® motors and drives, and Rockwell Software® factory management software. Headquartered in Milwaukee, Wisc., the company employs about 21,000 people serving customers in more than 80 countries.
Rockwell Collins is a pioneer in the development and deployment of innovative communication and aviation electronics solutions for both commercial and government applications. The company’s expertise in flight deck avionics, cabin electronics, mission communications and information management is strengthened by 17,000 employees, and a global service and support network that crosses 27 countries.
Forward-Looking Statements Cautionary Notice
This press release contains forward-looking statements of Teledyne, as defined in the Private Securities Litigation Reform Act of 1995, relating to a potential acquisition, growth opportunities and strategic plans. All statements made in this press release that are not historical in nature should be considered forward-looking. Actual results could differ materially from these forward-looking statements. Many factors, including Teledyne’s ability to integrate the acquired operations and achieve anticipated synergies, funding, continuation and award of government programs, changes in demand for products sold to the defense, semiconductor, communications and commercial aviation markets, and economic and political conditions, could change the anticipated results. In addition, financial market fluctuations affect the value of Rockwell Scientific’s pension assets.
Global responses to terrorism and other perceived threats increase uncertainties associated with forward-looking statements about our businesses. Various responses to terrorism and perceived threats could realign government programs, and affect the composition, funding or timing of programs.
Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in Teledyne Technologies’ periodic filings with the Securities and Exchange Commission, including its 2005 Annual Report on Form 10-K. Teledyne Technologies assumes no duty to update its forward-looking statements.

Teledyne Technologies Incorporated		Rockwell Automation		Rockwell Collins

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